Exhibit 99.1

          NEWS RELEASE

GREEN PLAINS RENEWABLE ENERGY, INC.

ANNOUNCES SECOND QUARTER 2009 FINANCIAL RESULTS

OMAHA, NE – August 10, 2009 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today its financial results for the quarter ended June 30, 2009. Green Plains reported revenues of $284.7 million, a 29% increase over the first quarter of 2009, and net income of $0.6 million, or $0.03 per share, for the quarter.

“Our strategy of diversification within the ethanol value chain has worked well and allowed Green Plains to report a profitable second quarter,” said Todd Becker, President and Chief Executive Officer. “We had positive operating income from all of our business segments in the second quarter, led by a strong contribution from Agribusiness. We experienced solid improvement in ethanol margins during May and June and believe the Ethanol Production segment will continue to show improving margins during the second half of 2009.”

“As expected, we reported strong results from the Agribusiness segment during the second quarter. This was a result of excellent margins from fertilizer sales and agronomy services and strong revenues from grain handling. With the excellent crop conditions in Iowa, we are looking forward to the potential contribution the fall harvest could have on our earnings in the fourth quarter,” stated Becker.

“As industry conditions have improved during the last 90 days, our risk managers have moved to lock in forward margins. At the close of the second quarter, we had more than 70 million gallons of forward margins locked. This entailed buying the corn and natural gas, and selling the ethanol and distillers grains. We believe our ongoing margin management activities, along with the addition of the two plants in Nebraska, will provide us with the opportunity to generate positive results for the rest of the year,” commented Becker.

Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) was $11.2 million for the quarter ended June 30, 2009. Green Plains had $55.3 million in cash and equivalents and $13.2 million available under committed loan agreements at June 30, 2009.

“Operating cash flows were sufficient to meet our scheduled debt service, fund our capital expenditures and increase our cash position from the end of the first quarter,” continued Becker. “We ended the quarter with a strong cash position, a solid and diversified operating platform and a business poised for continued growth. We remain focused on creating long-term shareholder value.”

For the six months ended June 30, 2009, revenues were $505.7 million, with a net loss of $8.7 million or $0.35 per share.  EBITDA for the six months ended June 30, 2009 was $10.6 million.

Recent Business Highlights

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Green Plains completed the acquisition of two Nebraska ethanol plants located near Central City and Ord on July 2, 2009. Addition of these plants increased the Company’s expected ethanol production capacity by 45%, from 330 million to 480 million gallons per year, making Green Plains the fourth largest ethanol producer in the U.S. Green Plains acquired the ethanol plants from a lender group led by AgStar Financial Services (the “Lenders”) for $123.5 million. The Lenders provided debt financing to fund the purchases. Green Plains invested $10.0 million in cash at closing and the Lenders provided an additional $16.0 million seasonal revolving loan for the working capital needs of these two facilities.

•

The Company commenced operations at its ethanol plant in Ord, Nebraska on July 12, 2009. The plant began producing ethanol on July 17th.

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Green Plains commenced operations at its ethanol plant in Central City, Nebraska on July 29, 2009. The plant began producing ethanol on August 2nd.

•

On July 30, 2009 Green Plains Trade entered into a senior secured revolving credit facility with a major commercial lender. Under the credit agreement, the lender will loan up to $30 million, subject to a borrowing base. The revolving credit facility matures in July 2012. Green Plains Trade will use this facility to fund the expanding working capital needs of its ethanol marketing and distribution business.

Conference Call

On August 11, 2009, Green Plains will hold a conference call to discuss the second quarter 2009 financial results. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, and Jerry Peters, Chief Financial Officer. The time of the call is 11:00 a.m. EDT / 10:00 a.m. CDT. To participate by telephone, the domestic dial-in number is 877-407-0778 and the international dial-in number is 201-689-8565. The conference call will be webcast and accessible at www.gpreinc.com. Listeners are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software. The conference call will also be archived and available for replay through August 25, 2009.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer, operating six ethanol plants in Indiana, Iowa, Nebraska and Tennessee with a combined expected operating capacity of 480 million gallons of ethanol per year. Green Plains also operates an independent third-party ethanol marketing service that currently provides marketing services to its affiliated plants as well as three third-party ethanol producers with expected operating capacity of 305 million gallons per year. Green Plains owns 51% of Blendstar, LLC, a Houston-based biofuel terminal operator with six facilities in five states. Green Plains’ agribusiness segment operates grain storage facilities and complementary agronomy, feed, and fuel businesses in northern Iowa and southern Minnesota.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," “will,” "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy and/or regulation and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended December 31, 2008 and in the Company's subsequent filings with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements in this report expressly qualify all of our forward-looking statements. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

2009 Second Quarter and Year-to-Date Consolidated Financial Results

In the fourth quarter of 2008, Green Plains completed a merger with VBV LLC and its subsidiaries (“VBV”). The VBV merger was accounted for as a reverse merger, with Green Plains treated as the acquired company and VBV as the acquiring company. Consequently, 2008 financial results exclude the operations of Green Plains prior to October 15, 2008, the date of the merger. Prior to the merger, VBV was a development stage company, generating minimal revenues and expenses in the second quarter or the first six months of 2008. The following are consolidated statements of operations (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenues
Ethanol	$206,111	$259	$367,965	$259
Grain	21,367	-	38,685	-
Agronomy products	20,507	-	24,968	-
Distillers grains	34,210	-	69,091	-
Other	2,460	-	5,028	-
Total revenues	284,655	259	505,737	259
Cost of goods sold	269,772	165	488,975	165
Gross profit	14,883	94	16,762	94
Operating expenses	10,747	1,461	19,806	3,414
Operating income (loss)	4,136	(1,367)	(3,044)	(3,320)

Other income (expense)
Interest income	53	13	127	13
Interest expense, net of
amounts capitalized	(3,830)	(10)	(6,344)	(68)
Other, net	214	2	548	(4)
Total other income (expense)	(3,563)	5	(5,669)	(59)

Income (loss) before income taxes
and minority interests	573	(1,362)	(8,713)	(3,379)
Income tax provision (benefit)	-	-	-	-
Net income (loss)	573	(1,362)	(8,713)	(3,379)
Net (income) loss attributable to
noncontrolling interests	54	190	(1)	420

Net income (loss) attributable to Green Plains	$627	$(1,172)	$(8,714)	$(2,959)

Earnings (loss) per share:
Basic	$0.03	$(0.16)	$(0.35)	$(0.39)
Diluted	$0.03	$(0.16)	$(0.35)	$(0.39)

Weighted average shares outstanding:
Basic	24,941	7,498	24,903	7,498
Diluted	24,944	7,498	24,903	7,498

Operating Segment Information

Green Plains’ businesses are depicted and divided into three operating segments, as follows: (1) production of ethanol and related by-products (collectively referred to as “Ethanol Production”); (2), grain warehousing and marketing, as well as sales and related services of seed, feed, fertilizer, chemicals and petroleum products (collectively referred to as “Agribusiness”); and (3) marketing and distribution of Company-produced and third-party ethanol and distillers grains (collectively  referred to as “Marketing and Distribution”). Corporate operating expenses not directly related to a specific operating segment are reflected in the table below as “corporate activities”.

The chart below shows revenues, gross profit and operating income (loss) by segment for the periods indicated (in thousands):

	Three Months Ended	Three Months Ended	Six Months Ended
	June 30, 2009	March 31, 2009	June 30, 2009

Revenues
Ethanol Production	$152,053	$137,504	$289,557
Agribusiness	58,758	46,210	104,968
Marketing and Distribution	231,208	178,354	409,562
Intersegment eliminations	(157,364)	(140,986)	(298,350)
Total revenues	$284,655	$221,082	$505,737

Gross profit
Ethanol Production	$4,664	$(2,761)	$1,903
Agribusiness	7,343	2,746	10,089
Marketing and Distribution	2,839	1,843	4,682
Intersegment eliminations	37	51	88
Total gross profit	$14,883	$1,879	$16,762

Operating income (loss)
Ethanol Production	$2,589	$(4,642)	$(2,053)
Agribusiness	4,114	(74)	4,040
Marketing and Distribution	587	(154)	433
Intersegment eliminations	37	51	88
Corporate activities	(3,191)	(2,361)	(5,552)
Total operating income (loss)	$4,136	$(7,180)	$(3,044)

Intersegment revenues and related costs of goods sold were eliminated in consolidation. Certain amounts previously reported have been reclassified to conform to the current quarter presentation.

Ethanol Production Segment

The chart below presents key operating data within our Ethanol Production segment for the periods indicated:

	Three Months Ended	Three Months Ended	Six Months Ended
	June 30, 2009	March 31, 2009	June 30, 2009

Operating and Other Data

Ethanol sold	77,093	73,171	150,264
(thousands of gallons)

Distillers grains sold	227,756	210,946	438,702
(equivalent dried tons)

Average net price of ethanol sold	$1.60	$1.52	$1.56
($ per gallon)

Average corn cost	$4.08	$3.93	$4.01
($ per bushel)

Average net price for distillers grains
($ per equivalent dried ton)	$125	$125	$125

The Ethanol Production segment had revenues of $152.1 million for the quarter ended June 30, 2009, compared to $137.5 million for the quarter ended March 31, 2009, an increase of $14.6 million or 10.6%. The segment sold 77.1 million gallons for the quarter ended June 30, 2009, an increase of 3.9 million gallons over the quarter ended March 31, 2009. Ethanol production sold during the quarter represents 93.7% of the Company’s expected operating capacity. For the quarter ended June 30, 2009, the average net price of ethanol sold was $1.60 per gallon, as compared to $1.52 average net price per gallon of ethanol sold in the quarter ended March 31, 2009. In addition, during the period, the segment recognized $28.5 million from sales of distillers grains, compared to $26.4 million for the quarter ended March 31, 2009.

Cost of goods sold within the Ethanol Production segment during the quarter ended June 30, 2009 was $147.4 million, resulting in a gross profit of $4.7 million. Green Plains’ average net corn cost during this period was $4.08 per bushel, compared to $3.93 per bushel for the quarter ended March 31, 2009. Operating income for the quarter ended June 30, 2009 was $2.6 million, compared to an operating loss of $4.6 million in the quarter ended March 31, 2009.

The following chart summarizes the approximate percentage of forecasted production or usage, as applicable, for the next 12 months under fixed price contracts as of June 30, 2009:

Commodity	Portion Subject to Fixed Price Contracts
Ethanol Production	15%
Distillers Grains Production	14%
Corn Usage	17%
Natural Gas Usage	21%

Agribusiness Segment

The Agribusiness segment generated revenues of $58.8 million for the quarter ended June 30, 2009, compared to $46.2 million for the quarter ended March 31, 2009, an increase of $12.6 million or 27.2%. The Agribusiness segment sold 6.5 million bushels of grain and 24 thousand tons of fertilizer in the second quarter. Cost of goods sold within the Agribusiness segment during the period was $51.5 million. Operating income was $4.1 million for the quarter ended June 30, 2009, compared to an operating loss of $0.1 million for the quarter ended March 31, 2009.

Marketing and Distribution Segment

The Marketing and Distribution segment reported revenues of $231.2 million for the quarter ended June 30, 2009, compared to $178.4 million for the quarter ended March 31, 2009, an increase of $52.8 million or 29.6%. The increase is the result of a full quarter of marketing ethanol for third-party producers and all of the Company’s ethanol production beginning in the second quarter of 2009. Green Plains terminated certain legacy agreements in the first quarter of this year and added a third-party ethanol producer customer in the first quarter 2009. The segment sold 120.2 million gallons of ethanol during the quarter ended June 30, 2009, including the ethanol produced by Green Plains’ plants, compared to 101.0 million gallons sold in the first quarter 2009. Operating income was $0.6 million for the quarter ended June 30, 2009, compared to an operating loss of $0.2 million in the quarter ended March 31, 2009.

EBITDA

Management uses EBITDA to compare the financial performance of its business segments and to internally manage those segments. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, our computation of EBITDA may not be comparable with a similarly titled measure of another company. The following chart sets forth the reconciliation of net income to EBITDA for the periods indicated (in thousands):

	Three Months Ended	Three Months Ended	Six Months Ended
	June 30, 2009	March 31, 2009	June 30, 2009

Net income (loss)	$627	$(9,341)	$(8,714)
Interest expense	3,830	2,514	6,344
Depreciation and amortization	6,826	6,169	12,995
Minority interest	(54)	55	1
Income taxes	-	-	-
EBITDA	$11,229	$(603)	$10,626

Summary Balance Sheets

The following are condensed consolidated balance sheets (in thousands):

	June 30,	December 31,
	2009	2008
ASSETS

Current assets	$189,751	$192,969
Property and equipment, net	494,148	495,772
Other assets	14,704	4,325
Total assets	$698,603	$693,066

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities	$119,592	$108,249
Long-term debt	293,955	299,011
Other liabilities	5,324	5,821
Total liabilities	418,871	413,081

Total stockholders' equity	279,732	279,985
Total liabilities and stockholders' equity	$698,603	$693,066

On June 30, 2009, Green Plains had $55.3 million in cash and equivalents and $13.2 million available under committed loan agreements (subject to satisfaction of specified lending conditions and covenants). Green Plains had total assets of approximately $698.6 million and total stockholders’ equity of approximately $279.7 million. As of June 30, 2009, Green Plains had approximately 25.0 million common shares outstanding.

Company Contact:

Investor Contact:

Jim Stark, Vice President - Investor Relations

John Baldissera

Green Plains Renewable Energy, Inc.

BPC Financial Marketing

(402) 884-8700

(800) 368-1217